EMPLOYMENT AGREEMENT


     This Agreement is made effective as of this 15th day of May, 1995 between Winland Electronics, Inc., a Minnesota corporation (the "Corporation"), and W. Kirk Hankins ("Employee").


                                R E C I T A L S:

     A. Employee is presently employed by the Corporation as President, Chief Executive Officer and Chief Financial Officer of the Corporation.

     B. The Corporation believes Employee is valuable to the future growth of the Corporation and its business.

     C. Employee and the Corporation desire to enter into an agreement to set forth the relationship between the parties.

     D. The Corporation has agreed to grant to Employee a stock option for the purchase of 10,000 shares of the Corporation's Common Stock as consideration for entering into this Agreement and in particular the noncompetition provisions of
Article 5.


                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this Agreement, the parties agree as follows:


                                    ARTICLE 1
                         EMPLOYMENT; TERM OF EMPLOYMENT

     1.1) Employment. The Corporation hereby employs Employee and Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

     1.2) Term. The term (the "Initial Term") of Employee's employment under this Agreement shall commence on May 15, 1995, and continue thereafter until December 31, 1997, unless sooner terminated in accordance with the provisions of this Agreement. Either party may terminate this Agreement at the end of the Initial Term (or any Additional Term) by giving to the other party sixty (60) days written notice (the "Nonrenewal Notice"). If the Nonrenewal Notice is not given, the Term shall be extended for an additional period of one (l) year (an "Additional Term"), upon the terms and conditions provided herein. "Term" shall mean the Initial Term and any Additional Terms.

                                    ARTICLE 2
                           DUTIES; EXTENT OF SERVICES

     2.1) Duties. During the Initial Term, Employee shall be employed as President, Chief Executive Officer and Chief Financial Officer of the Corporation and/or such other positions to which the Board of Directors of the Corporation may appoint Employee. During the Additional Terms, Employee agrees to be employed in such position(s) determined by mutual agreement between Employee and the Board of Directors of the Corporation for each Additional Term. Employee shall have such responsibilities as the Bylaws of the Corporation may assign to the person serving in such position subject to the authority of the Board of Directors of the Corporation or such other person(s) as such Boards of Directors may designate from time to time. Employee further agrees to abide by reasonable rules, regulations, policies and programs established by the Board of Directors of the Corporation in performance of his duties.

     2.2) Extent of Service. Employee shall devote his full time and attention and energies to the business of the Corporation and its subsidiaries, perform such services as shall be from time to time designated by the Board of Directors and use his best efforts to promote the interests of the Corporation and its subsidiaries.


                                    ARTICLE 3
                                  COMPENSATION

     3.1) Base Salary. For each fiscal year of the Corporation during the Initial Term, the Corporation shall pay Employee an annual base salary ("Base Salary") in the amount set forth below opposite the applicable fiscal year or such greater amount as may be determined by the Compensation Committee of the Corporation's Board of Directors:

         Fiscal Year                                        Base Salary

         May 15, 1995 - December 31, 1995                     $ 65,625
         January 1, 1996 - December 31, 1996                  $113,400
         January 1, 1997 - December 31, 1997                  $122,472

     The Base Salary to be paid to Employee during any Additional Term shall be an amount mutually agreed upon between the parties and shall be set forth on an exhibit to this Agreement which shall be signed by both parties. The Base Salary shall be payable in accordance with the Corporation's normal payroll schedule and shall be less any applicable withholding taxes and FICA contributions.

     3.2) Bonus. During the Initial Term, the Corporation may, but is not obligated to, pay Employee an annual bonus (the "Annual Bonus") consisting of stock options or a cash payment or both the amounts of which shall be determined by the Compensation Committee of the Board of Directors, based in part on the extent to which the Company's financial results meet, exceed or fall short of various goals established for each fiscal year by the Compensation Committee of the Board of Directors. Any Annual Bonus earned by Employee shall be paid within ninety (90) days after the end of the Corporation's fiscal year, less applicable withholding taxes and FICA contributions. The Annual Bonus to be paid to Employee during any Additional Term shall be an amount mutually agreed upon between the parties and shall be set forth on an exhibit to this Agreement which shall be signed by both parties.

     3.3) Benefits. During the Term, Employee shall be eligible, at the Corporation's expense, to participate in and to be covered by, each life insurance, accident insurance, health insurance, disability insurance, hospitalization or other plan, effective with respect to other officers of the Corporation when Employee is eligible under the terms of any such plan, on the same basis as shall be available to other officers of the Corporation. The Corporation shall have the right to change the terms of any such plan in its discretion from time to time. The Corporation shall provide Employee with such increases to such benefits as are given to other officers of the Corporation. Prior to termination of this Agreement, Employee shall have the right to purchase at fair market value all policies of insurance which insure his life and are owned by the Corporation or any subsidiary of the Corporation.

     3.4) Vacation. During the Term, Employee shall be entitled to such vacations as the Corporation and Employee may determine from time to time. Employee shall not be compensated for unused vacation time, and any unused vacation time shall be considered unearned and forfeited. For the purpose of computing vacation time, the number of working days in a week shall be deemed to be five (5) days and shall exclude Saturday and Sunday and any legal holiday on which the offices of the Corporation are closed.

     3.5) Business Expenses. During the Term, the Corporation shall reimburse Employee for all ordinary and necessary business expenses incurred by Employee in connection with the business of the Corporation and its subsidiaries and consistent with the Corporation's policies in effect from time to time with respect to travel, entertainment and other business expenses. Payment or reimbursement to Employee shall be made upon submission by Employee of vouchers, receipts or other evidence of such expense in a form reasonably satisfactory to the Corporation and in compliance with applicable requirements of taxing authorities. In the event the Board of Directors of the Corporation requests the services of Employee outside the Mankato area, the Corporation shall reimburse Employee for his reasonable transportation, lodging, and meal expense incurred in compliance with such request.

     3.6) Sick Pay. If Employee shall fail to render all of the services to the Corporation or its subsidiaries provided for, or contemplated by, this Agreement due to illness, physical or mental disability or incapacity ("Sick Leave"), the Corporation shall pay Employee his Base Salary as provided in Section 3.1 ("Sick Pay") for not more than twenty-six (26) weeks of Sick Leave. For the purpose of computing Sick Leave and Sick Pay, the number of working days in a week for Employee shall be deemed to be five (5) days and shall exclude Saturday and Sunday. Employee shall not be compensated for unused Sick Pay or Sick Leave.


                                    ARTICLE 4
                                   TERMINATION


     4.1) Termination. Subject to the provisions of Article 6, Employee's employment under this Agreement may be terminated:

     (a)  By mutual written agreement of the parties;

     (b)  Upon the death of Employee;

     (c) By the Corporation upon fifteen (15) days written notice to Employee in the event that Employee, with reasonable accommodation, cannot perform the essential functions of his job as a result of a physical or mental disability. Nothing herein shall limit the right of either party to terminate Employee's employment under one of the other sections of Article 4 of this Agreement. For purposes of this Agreement, "disability" shall mean (i) Sick Leave for a period or periods aggregating twenty-six (26) weeks, or (ii) permanent and total disability whether physical or mental, to such extent that Employee is, and will permanently be, incapable of performing the essential and normal duties required to fulfill his obligations to the Corporation. Disability for purposes of Section 4.1(c) (ii) shall be determined by a physician designated by the Corporation's Board of Directors. In the event of a dispute as to disability pursuant to Section 4.1(c)(ii), Employee's designated physician and the Corporation's designated physician shall select a third physician who will make an independent judgment, which shall be binding upon the parties.

     (d) By Employee, upon sixty (60) days prior written notice to the Corporation.

     (e) By the Corporation, upon ten (10) days written notice to Employee and a determination to terminate this Agreement "for cause." The term "for cause" shall mean gross neglect of Employee's duties, conduct demonstrably and materially detrimental to the business reputation or goodwill of the Corporation or its subsidiaries, dishonesty in any dealings between Employee and the Corporation or between Employee and vendors or customers of the Corporation or any of its subsidiaries, conviction of any crime punishable as a felony involving moral turpitude or immoral conduct, being under the influence of alcohol or illegal drugs while on the job, refusal or failure to comply with directives, rules, regulations or policies of the Corporation or its Board of Directors, or violation of any term of this Agreement.

     (f)  By either party upon delivery of the Nonrenewal Notice as provided in
          Section 1.2.

     4.2) Continuation of Insurance Benefits. The insurance benefits provided to Employee by the Corporation pursuant to Section 3.3 shall continue for (1) the period of time during which the law requires continuation coverage, if applicable, or (2) ninety (90) days after the termination date or for the period of time required by the policy, whichever is less.

     4.3) Delivery of Documents. Upon the end of the Term, whether voluntary or involuntary, Employee agrees to promptly return to the Corporation all originals and copies of business records, documents, other tangible property or information relating in any way to the business of the Corporation or its subsidiaries which have been received or generated by Employee or which came into his possession during his employment by the Corporation.

                                    ARTICLE 5
                RESTRICTION AGAINST COMPETITION; CONFIDENTIALITY

     5.1) Restriction Against Competition. Employee acknowledges that he is being employed in a position of trust and confidence and will have access to and become familiar with the unique methods, services and procedures used by the Corporation and that as part of Employee's duties, he will develop and maintain close working relationships with vendors, customers and employees of the Corporation and its subsidiaries. Employee further acknowledges that the Corporation and its subsidiaries, over the years, through goodwill, advertising, honest business methods and aggressive promotion, have built a lucrative business and obtained loyal vendors and customers. Employee further acknowledges that disclosure of any of the Corporation's confidential or proprietary information, trade secrets or other information relating to the operation of the business of the Corporation or its subsidiaries or use of or access to such information by the Corporation's competitors, could have a serious detrimental effect upon the Corporation, the monetary loss from which would be difficult, if not impossible, to measure. In consequence of the foregoing, Employee agrees:

          (a) Noncompetition. During Employee's employment and for a period of two (2) years after termination of Employee's employment, except if such termination is pursuant to Article 6, Employee agrees to not directly or indirectly plan, organize, participate in or engage in any business competitive with any product or service marketed by the Corporation or any of its subsidiaries, or conspire with others to do so, in the State of Minnesota or any other state in which the Corporation or its subsidiaries are located or have plans on the termination date to open a location. Employee acknowledges that he shall be prevented from engaging in the business as an individual, shareholder, owner, partner, director, officer, employee, agent, or salesman for any person, corporation, partnership or other entity and agrees that he will not finance, facilitate, promote or encourage any person to initiate or continue in the prohibited business for the period provided.

          (b) Nonsolicitation of Customers. Employee agrees he will not, during a two-year period after termination of his employment hereunder, except if such termination is pursuant to Article 6, attempt to divert any business of the Corporation or its subsidiaries by soliciting, contacting, or communicating with any customers of the Corporation or its subsidiaries with whom Employee, or employees under his supervision, had contacts during the year preceding termination of his employment or any persons or entities who might reasonably be considered within the class of customers actively solicited by the Corporation or its subsidiaries.

          (c) Nonsolicitation of Employees. Employee agrees he will not, during a two-year period after termination of his employment, except if such termination is pursuant to Article 6, solicit any present or future employee of the Corporation or its subsidiaries for any purpose of hiring or attempting to hire such employee, nor will Employee in any manner attempt to persuade or encourage any of the employees of the Corporation or its subsidiaries to discontinue their employment with the Corporation or its subsidiaries.

          (d) Specific Performance and Injunctive Relief. Employee acknowledges that the restrictions and covenants contained in this Article 5 are reasonable and necessary to protect the legitimate interests of the Corporation. Employee understands and agrees that the remedies at law for any violation of the restrictions or covenants by this Article may be inadequate, that such violations may cause irreparable injury within a short period of time and that the Corporation shall be entitled to preliminary injunctive relief and other injunctive relief against such violation without the necessity of proving actual damages. Such injunctive relief shall be in addition to and not in limitation of any and all other remedies the Corporation shall have in law and at equity for the enforcement of such restrictions and covenants. Nothing herein provided shall be construed as prohibiting the Corporation or Employee from pursuing any other remedies available in the event of breach or threatened breach, including the recovery of damages. And, in that regard, in the event that either the Corporation or Employee shall violate any of the foregoing provisions of this Article, the successful party shall have the right to collect a reasonable attorney's fee for bringing such legal or equitable action or otherwise enforcing the terms and conditions of this Article.

          (e) Confidential Information. Employee will not, during or after the Term of this Agreement, directly or indirectly, disclose any of the Corporation's confidential or proprietary information, trade secrets or other information relating to the operation of the business of the Corporation or its subsidiaries to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever except the furtherance of the interests of the Corporation or its subsidiaries, provided such information is, through no fault of Employee, not otherwise in the public domain or otherwise made known by the Corporation.

                                    ARTICLE 6
                                CHANGE IN CONTROL

     6.1) Change of Control Right. For a period of two (2) years following a Change in Control, as defined in Section 6.6(b), Employee shall have the right, at any time and within Employee's sole discretion, to terminate employment with the Corporation for Good Reason, as defined in Section 6.6(d). Such termination shall be accomplished by, and effective upon, Employee giving written notice to the Corporation of Employee's decision to terminate. Except as otherwise expressly provided in this Agreement, upon exercise of said right, all obligations and duties of Employee under this Agreement shall be of no further force and effect.

     6.2) Change of Control Termination Payment. In the event of a Change in Control Termination, as defined in Section 6.6(c), then, and without further action by the Board of Directors, the Compensation Committee of the Board of Directors, if any, or otherwise, the Corporation shall pay to Employee an amount equal to Employee's cash compensation (including salary and bonuses paid,but excluding cash or non-cash fringe benefits such as car allowances) for the two fiscal years preceding such termination, which amount shall be paid by the Company in 24 equal monthly installments beginning on the first day of the month following the month in which such termination occurs with the remaining payments made on the first day of each of the succeeding 23 months.

     6.3) Waiver of Non-Competition and Non-Recruitment Provisions. Notwithstanding any other provision or language in this Agreement or any other agreement or undertaking by Employee, in the event of a Change of Control Termination, there shall be no prohibition or restriction with respect to Employee's subsequent activities and Employee shall be free to pursue any commercial activity, including any which is directly or indirectly competitive with, or involves any recruitment with respect to, any part of the Corporation's business, including but not limited to the Corporation's customers, vendors, suppliers and employees.

     6.4) Interest. In the event the Corporation does not make timely payment of the Change of Control Termination amounts described in Section 6.2, Employee shall be entitled to receive interest on any unpaid amount at the prime rate of interest (or such comparable index as may be adopted) established from time to time by the Norwest Bank Minnesota, N.A., Minneapolis, Minnesota.

     6.5) Attorneys' Fees. In the event Employee incurs any legal expense to enforce or defend his rights under Article 6 of this Agreement, or to recover damages for breach thereof, Employee shall be entitled to recover from the Corporation any reasonable expenses for attorneys' fees and disbursements incurred.

     6.6) Definitions. For purposes of this Article 6, the following definitions shall be applied:

          (a) "Continuing Directors" shall mean the directors of the Corporation as of the date of execution of this Agreement and any new director whose election to the Board of Directors or nomination for election to the Board of Directors is approved by a vote of at least two-thirds (2/3) of the directors as of the date of execution of this Agreement who are then still in office.

          (b) "Change of Control" shall mean any of the following events unless approved in advance by a majority of the Continuing Directors:

               (i) the acquisition of direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate of securities of the Corporation representing twenty percent (20%) or more of the total combined voting power of the Corporation's then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert, except for the officers and directors of the Company as of the date this agreement is executed; or

               (ii) a merger or consolidation to which the Corporation is a party if the individuals and entities who were shareholders of the Corporation immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; or

               (iii) the sale of the properties and assets of the Corporation, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Corporation; or

               (iv) the consummation of a plan of complete liquidation of the
                    Corporation or of an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's business or assets; or

               (v) a change in the composition of the Corporation's Board of Directors at any time after the execution of this Agreement such that the Continuing Directors cease for any reason to constitute at least a seventy percent (70%) majority of the Board.

          (c) "Change of Control Termination" shall mean with respect to Employee, any of the following events occurring within two (2) years after a Change of Control:

               (i) Termination of Employee's employment by the Corporation for any reason, other than pursuant to Section 4.1(a) or (c), except for conduct by Employee constituting a felony; or

               (ii) Termination of employment with the Corporation by Employee pursuant to Section 6.1. A Change of Control Termination by Employee shall not include termination by reason of death.

          (d) "Good Reason" shall mean a good faith determination by Employee, in Employee's sole and absolute judgment, that one or more of the following events has occurred, without Employee's express written consent, after a Change of Control:

               (i) A change in Employee's reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of Employee from, or any failure to re-elect Employee to, any of such positions, which has the effect of diminishing Employee's responsibility or authority;

               (ii) A reduction by the Corporation in Employee's Base Salary or
                    Annual Bonus as in effect immediately prior to the Change of Control or as the same may be increased from time to time;

               (iii) The Corporation requiring Employee to be based anywhere other than within twenty-five (25) miles of Employee's job location at the time of the Change of Control;

               (iv) Without replacement by a plan, program, or arrangement providing benefits to Employee of the Corporation and its subsidiaries equal to or greater than those discontinued or adversely affected, the failure by the Corporation to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Employee is participating immediately prior to a Change of Control or the taking of any action by the Corporation that would adversely affect Employee's participation or materially reduce Employee's benefits under any of such plans, programs or arrangements;

               (v) The taking of any action by the Corporation that would materially or adversely affect the physical conditions existing at the time of the Change of Control in or under which Employee performs his employment duties;

               (vi) The taking of any action by the Corporation that would materially change the Corporation's business strategies or practices existing at the time of the Change of Control, including but not limited to changes in the types and brands of products offered, advertising and promotion programs, employment policies, and the segment to which the Corporation markets its products; or

               (vii) Termination of employment by the Corporation of any of the officers or administrative support staff of the Corporation or any of its subsidiaries who held such positions at the time of the Change of Control.


                                    ARTICLE 7
                                  MISCELLANEOUS

     7.1) Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions of this Agreement. Without in any way limiting the generality of the foregoing, if any provision of Article 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too great a geographical area, such provision shall be interpreted to extend over only the maximum period of time during which it may be enforced and to apply only to the maximum geographical area in which it may be enforced, as the case may be.

     7.2) Notices. Any notice required or permitted to be given under this Agreement shall be sufficient, if given in person or if in writing, sent by certified mail, return receipt requested, to the last known residence address in the case of Employee or to its principal office in the case of the Corporation.

     7.3) Waiver of Breach. The waiver by either party hereto of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

     7.4) Entire Agreement. This Agreement contains the entire agreement of the parties concerning the employment of Employee by the Corporation. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     7.5) Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Minnesota.

     7.6) Headings. The captions set forth in this Agreement are for convenience only and shall not be considered a part of this Agreement or in any way limiting or amplifying the terms or provisions hereof.

     7.7) Obligations Which Survive Termination. The obligations and remedies of Sections 4.2, 4.3, 6.2 and Article 5 of this Agreement shall survive the execution and termination of this Agreement, except as expressly otherwise provided for in this Agreement.

     7.8) Assignment. The Corporation may assign its rights and delegate its responsibilities under this Agreement to any person or entity which acquires all or substantially all of the operating assets of the Corporation by merger, consolidation, dissolution, liquidation, combination, sale or transfer of assets or otherwise. Employee may not assign any of his rights or obligations under this Agreement.

     7.9) Counterparts. This Agreement may be executed simultaneously into two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                       WINLAND ELECTRONICS, INC.



                                       By /s/ S. Robert Dessalet
                                       Its Director



                                         /s/ W. Kirk Hankins
                                       W. Kirk Hankins